EXHIBIT 99.1

Federated National Holding Company Reports 2013 Fourth Quarter and Full Year Financial Results

SUNRISE, Fla., Feb. 27, 2014 (GLOBE NEWSWIRE) -- Federated National Holding Company (Nasdaq:FNHC) (the "Company") a Florida-based provider of insurance, today reported results for the quarter and year ended December 31, 2013 (see attached tables).

2013 full year highlights include:

  Full year net income of $12.7 million, which is an increase of $8.4 million, or 195%, compared with net income of $4.3 million in 2012
  Gross written premiums of $243.4 million, which is an increase of $123.9 million, or 104%, compared with the same twelve months the prior year
  Net premiums earned of $104.4 million, which is an increase of $45.0 million, or 76%, compared with the same twelve months the prior year
  Book value increased to $9.95 at December 31, 2013, compared with $8.26 at December 31, 2012, a 21% improvement
  Homeowners' policy count grew from 61,102 at the start of 2013 to 116,401 at December 31, 2013, or a 91% increase
  We continue to write 100% of our new business on a voluntary basis with our partner agents

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "Our performance in 2013 reflects the effort and momentum that our team has been building on over the past few years. As I mentioned when we reported full year 2012, the actions we have taken to build our brand would position us to accelerate our growth trajectory which is evident in our reported results. Our performance for the year was strong across a majority of our measured metrics, including; gross written premium, net premiums earned, revenue and operating expenses, and as a result, solid earnings performance. Serving our policyholders and agents remains our top priority and has generated significant goodwill in the marketplace. This has resulted in significant policy count and top line growth. Capitalizing on our performance during the past several years, we enter 2014 with significant momentum and the flexibility to make further investments in our business model."

Fourth Quarter and Year-end 2013 Financial Review

  For the three months ended December 31, 2013, the Company reported net income of $4.6 million, or $0.48 per share on 9.39 million average undiluted and $0.46 per share on 9.73 million average diluted shares outstanding, compared with net income of $1.1 million, or $0.13 per share on 7.97 million average undiluted and 8.10 million average diluted shares outstanding in the same three-month period last year.
  For the twelve months ended December 31, 2013, the Company reported net income of $12.7 million, or $1.50 per share on 8.51 million average undiluted and $1.45 per share on 8.77 million average diluted shares outstanding, compared with net income of $4.3 million, or $0.53 per share on 7.95 million average undiluted and 8.02 million average diluted shares outstanding in the same twelve-month period last year.
  Gross premiums written increased $38.0 million, or 127.6%, to $67.8 million for the three months ended December 31, 2013, compared with $29.8 million for the same three-month period last year. Homeowners' gross written premium increased $36.1 million, or 139.3%, to $62.0 million for the three months ended December 31, 2013, compared with $25.9 million for the same three-month period last year.
  Gross premiums written increased $123.9 million, or 103.7%, to $243.4 million for the twelve months ended December 31, 2013, compared with $119.5 million for the same twelve-month period last year. Homeowners' gross written premium increased $116.5 million, or 114.4%, to $218.3 million for the twelve months ended December 31, 2013, compared with $101.8 million for the same twelve-month period last year.
  Unearned premiums increased $69.3 million, or 117.5%, to $128.3 million as of December 31, 2013, compared with $59.0 million as of December 31, 2012.
  Net premiums earned increased $18.3 million, or 109.2%, to $35.1 million for the three months ended December 31, 2013, compared with $16.8 million for the same three-month period last year. Net premiums earned increased $45.0 million, or 75.8%, to $104.4 million for the twelve months ended December 31, 2013, compared with $59.4 million for the same twelve-month period last year.
  Total revenues increased $20.0 million, or 100.7%, to $39.8 million for the three months ended December 31, 2013, compared with $19.8 million for the same three-month period last year. Total revenues increased $53.1 million, or 77.3%, to $121.7 million for the twelve months ended December 31, 2013, compared with $68.6 million for the same twelve-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, February 27, 2014. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

877-303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states. The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements/Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products, or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; risks related to the nature of the Company's business; the adequacy of its liability for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; changes in loss trends; court decisions and trends in litigation, ability to obtain regulatory approval applications for requested rate increases or to underwrite in additional jurisdictions, and the timing thereof; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2013	2012	2013	2012
Revenue:
Gross premiums written	$67,765,177	$29,776,835	$243,373,330	$119,459,385
Gross premiums ceded	(4,529,313)	(1,767,073)	(82,708,864)	(51,084,807)

Net premiums written	63,235,864	28,009,762	160,664,466	68,374,578

(Decrease) increase in prepaid reinsurance premiums	(16,817,587)	(11,158,959)	13,052,509	2,058,326
Increase in unearned premiums	(11,355,670)	(91,194)	(69,336,326)	(11,073,786)
Net change in prepaid reinsurance premiums and unearned premiums	(28,173,257)	(11,250,153)	(56,283,817)	(9,015,460)

Net premiums earned	35,062,607	16,759,609	104,380,649	59,359,118
Commission income	656,590	275,155	2,645,729	1,376,528
Finance revenue	282,448	132,965	866,168	495,711
Direct written policy fees	1,601,405	477,395	6,196,340	2,006,792
Net investment income	950,222	969,254	3,332,314	3,818,597
Net realized investment gains	400,841	1,155,802	2,880,779	1,072,454
Other income	816,723	49,876	1,434,734	517,455

Total revenue	39,770,836	19,820,056	121,736,713	68,646,655

Expenses:
Loss and loss adjustment expenses	19,827,320	9,295,632	56,409,907	30,208,509
Operating and underwriting expenses	4,408,671	3,167,506	14,473,958	9,996,502
Salaries and wages	2,813,038	2,153,829	10,188,191	8,438,593
Amortization of deferred policy acquisition costs	6,076,383	3,542,669	21,446,862	13,254,854

Total expenses	33,125,412	18,159,636	102,518,918	61,898,458

Income before provision for income tax expense	6,645,424	1,660,420	19,217,795	6,748,197
Provision for income tax expense	2,078,971	591,535	6,490,682	2,435,197
Net income	$4,566,453	$1,068,885	$12,727,113	$4,313,000
Basic net income per share	$0.48	$0.13	$1.50	$0.53
Fully diluted net income per share	$0.46	$0.13	$1.45	$0.53

Weighted average number of common shares outstanding	9,390,547	7,965,103	8,505,967	7,951,906

Weighted average number of common shares outstanding (assuming dilution)	9,731,147	8,095,922	8,772,060	8,016,110

Dividends paid per share	$0.03	$0.02	$0.11	$0.02

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	12/31/13	12/31/12
Total Cash and Investments	$262,156,504	$151,237,429
Total Assets	$316,740,733	$185,887,693
Unpaid Loss and Loss Adjustment Expense	$61,015,473	$49,907,759
Total Liabilities	$208,246,349	$119,983,192
Total Shareholders' Equity	$108,494,384	$65,904,501
Common Stock Outstanding	10,901,716	7,979,488
Book Value Per Share	$9.95	$8.26

Premium Breakout
	3 Months Ended		12 Months Ended
Line of Business	12/31/13	12/31/12	12/31/13	12/31/12
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$61,971	$25,900	$218,349	$101,832
Commercial General Liability	2,350	2,008	10,362	9,338
Federal Flood	1,324	1,203	6,213	5,293
Automobile	2,120	666	8,449	2,996

Gross Written Premiums	$67,765	$29,777	$243,373	$119,459

Loss Ratios
	3 Months Ended		12 Months Ended
Line of Business	12/31/13	12/31/12	12/31/13	12/31/12
All Lines	56.55%	55.46%	54.04%	50.89%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company